NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Announces Date of 2016 Annual Meeting of Shareholders

WARSAW, N.Y. – March 23, 2016 – Financial Institutions, Inc. (NASDAQ: FISI), the parent company of Five Star Bank, Scott Danahy Naylon Insurance and Courier Capital, announced today that its Annual Meeting of Shareholders will be held on Friday, June 3, 2016 at 10:00 a.m. at the Company’s Corporate Headquarters in Warsaw, New York. The record date for the Annual Meeting is Monday, April 11, 2016.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

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For additional information contact:
Kevin B. Klotzbach	Jordan Darrow
Executive VP, Chief Financial Officer & Treasurer	Darrow Associates
Phone: 585.786.1130	Phone: 631.367.1866
Email: KBKlotzbach@five-starbank.com	Email: jdarrow@darrowir.com